Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors of
Memory Pharmaceuticals Corp.:
We consent to the incorporation by reference in the registration statement on Form S-8, dated January 25, 2007, of our report dated March 30, 2006, with respect to the balance sheets of Memory Pharmaceuticals Corp. as of December 31, 2005 and 2004, and the related statements of operations, stockholders’ equity/(deficit), and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the Annual Report on Form 10-K, filed March 31, 2006.
/s/ KPMG LLP
Short Hills, New Jersey
January 25, 2007